Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 7, 2006

International Paper Capital Trust IV

International Paper Capital Trust VI

c/o International Paper Company

400 Atlantic Street

Stamford, Connecticut 06921

Re:	International Paper Capital Trust IV
International Paper Capital Trust VI
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Delaware counsel to International Paper Capital Trust IV and International Paper Capital Trust VI (each, a “Trust”), each a statutory business trust created under the Statutory Trust Act of the State of Delaware, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by International Paper Company, a Delaware corporation (the “Company”), and each Trust with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the general rules and regulations promulgated under the Act of, among other securities, trust preferred securities (the “Trust Preferred Securities”) of each Trust.

The Trust Preferred Securities of each Trust are to be issued pursuant to an Amended and Restated Declaration of Trust (each, an “Amended and Restated Declaration of Trust”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the form of the Trust Preferred Securities; (iii) the Certificate of Trust of each Trust filed with the Secretary of State of the State of Delaware, as amended to the date hereof (each, a “Certificate of Trust”); (iv) the Declaration of Trust of each Trust (each, a “Declaration of Trust”); and (v) the form of the Amended and

Restated Declaration of Trust. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of each Trust and such agreements, certificates of public officials, certificates of officers or other representatives of each Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than each Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute or will constitute valid and binding obligations of such parties. In rendering the opinion set forth below, we have assumed that the Amended and Restated Declaration of Trust for each Trust and the Trust Preferred Securities of each Trust will be executed and delivered in substantially the form reviewed by us and that the terms of the Trust Preferred Securities will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which any of the Trusts or their respective property is subject, (ii) any law, rule, or regulation to which any of the Trusts is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of each Trust and others.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction other than the Statutory Trust Act of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

When (i) an appropriate prospectus supplement has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (ii) if the Trust Preferred Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Trust Preferred Securities has been duly authorized, executed and delivered by each Trust and the other parties thereto; (iii) the Amended and Restated Declaration of Trust of each Trust has been duly executed and delivered by the parties thereto; (iv) the terms of the Trust Preferred Securities have been duly established in conformity with the Amended and Restated Declaration of Trust of each Trust; and (v) the Trust Preferred Securities have been issued, executed and authenticated in accordance with the Amended and Restated Declaration of Trust and delivered and paid for in the manner contemplated in the Registration Statement or any prospectus relating thereto, (1) the Trust Preferred Securities, when issued or sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, representing undivided beneficial interests in the assets of such Trusts and (2) the holders of the Trust Preferred Securities will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the Delaware General Corporation Law. We bring to your attention, however, that the holders of the Trust Preferred Securities may be obligated, pursuant to the Amended and Restated Declaration of Trust of each Trust, to (i) provide indemnity and/or security in connection with, and pay taxes or governmental charges arising from, transfers of Trust Preferred Securities and (ii) provide security and indemnity in connection with the requests of or directions to the property trustee of each Trust to exercise its rights and powers under the Amended and Restated Declaration of Trust of each Trust.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Validity of Securities” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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